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                                                                Exhibit 8(b)(3)

                  SECOND AMENDMENT TO PARTICIPATION AGREEMENT

   THIS SECOND AMENDMENT (the "Amendment") is made as of the 9th day of June 2006 by and between Ariel Investment Trust, a Massachusetts business trust (the "Fund"), Ariel Distributors, Inc., an Illinois corporation (the "Underwriter"), and The Variable Annuity Life Insurance Company, a Texas corporation (the "Company").

                                  WITNESSETH

   WHEREAS, the Fund, the Underwriter and the Company entered into a Participation Agreement dated the 1/st/ day of November 2000 (the "Agreement");

   WHEREAS, the Fund, the Underwriter and the Company have previously amended the Agreement through the First Amendment to Participation Agreement, dated October 1, 2004; and

   WHEREAS, the Fund, the Underwriter and the Company now wish to further amend the Agreement;

   NOW THEREFORE, in consideration of the above premises, the Fund, the Underwriter and the Company hereby agree as follows:

1. Schedule C to the Agreement shall be amended by deleting Ariel Premier Bond Fund, Investor Class and replacing it with Ariel Focus Fund (Ticker: ARFFX).

2. The following paragraphs shall be added to Section 1.1(a) of the Agreement:

   The Company agrees to provide the Underwriter and the Fund, upon written request, the Taxpayer Identification Number ("TIN"), if known, of any or all investors in the Plans and the amount, date, name or other identifier of any investment professional(s) associated with the investor (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares of the Fund held through an Account maintained by the Company during the period covered by the request. Requests must set forth a specific period for which transaction information is sought not to exceed ninety (90) days prior to the date of the request. The Underwriter and/or the Fund may request transaction information more than 90 days from the date of the request as deemed necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the shares issued by the Fund.

   The Company agrees to transmit the requested information that is on its books and records to the Underwriter and the Fund promptly, but in any event no later than ten (10) business days, after receipt of a request. If the requested information is not on the Company's books and records, the Company agrees to:
(i) provide or arrange to provide to the Underwriter and the Fund the requested information from investors who hold an Account with an indirect intermediary; or (ii) if directed by the Underwriter or the Fund, block further purchases of shares issued by the Fund from such indirect intermediary. In such instance, the Company agrees to inform the Underwriter and the Fund whether it plans to perform (i) or (ii). Responses required

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by this paragraph must be communicated i n writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Underwriter and the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this paragraph, an "indirect intermediary'' has the same meaning as in Rule 22c-2 under the 1940 Act. The Underwriter and the Fund agree not to use the information received for marketing or any other similar purpose without the prior written authorization of the Company.

   The Company agrees to execute written instructions from the Underwriter and the Fund to restrict or prohibit further purchases or exchanges of shares by an investor that has been identified by the Underwriter or the Fund as having engaged in transactions of the shares of the Fund (directly or indirectly through the Company) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the shares issued by the Fund. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the investor(s) or Account(s) or other agreed upon information to which the instruction relates. The Company agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Company. The Company must provide written confirmation to the Underwriter and the Fund that instructions have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (l 0) business days after the instructions have been executed.

3. The following language shall be added as new Section 1.11 to the Agreement:

   The Company shall have the option to submit trades via phone, facsimile or other electronic means into the Fund's transfer agent prior to the close of the New York Stock Exchange each Business Day for which there is an order for shares of the Fund.

   . Orders will be processed per the instructions provided by the Company, using the next calculated Net Asset Value (NAV) for that business day.

   . Payment for net purchases of shares of the Fund will be forwarded to the Fund's transfer agent by wire transfer prior to 4:00p.m. Eastern Time the following Business Day.

   . Payment for net redemptions will be forwarded to the Company by wire transfer using pre-designated wire instructions by 4:30p.m. Eastern Time on the following Business Day.

   . The Company will process all instructions in accordance with the Fund rules as outlined in the then-current prospectus and statement of additional information.

4. All other terms and conditions contained in the Agreement remain the same.

                          [Signature page to follow]

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   IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year written above.

THE VARIABLE ANNUITY LIFE                ARIEL INVESTMENT TRUST
INSURANCE COMPANY

By:     /s/ EVELYN M. CURRAN             By:     /s/ MERRILLYN KOSIER
        -------------------------------          ------------------------------
Name:   Evelyn M. Curran                 Name:   Merrillyn Kosier
Title:  Senior Vice President            Title:  Vice President

                                         ARIEL DISTRIBUTORS, INC.

                                         By:     /s/ MERRILLYN KOSIER
                                                 ------------------------------
                                         Name:   Merrillyn Kosier
                                         Title:  President